UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 27, 2007

THE AES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12291	54-1163725
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

4300 Wilson Boulevard, Suite 1100, Arlington, Virginia	22203
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (703) 522-1315

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01. Other Events

On February 22, 2007, The AES Corporation and its wholly-owned subsidiary, AES Shannon Holdings BV (together, “Sellers”), entered into a definitive agreement (the “Agreement”) with Petróleos de Venezuela, S.A, (“PDVSA”), pursuant to which Sellers have agreed to sell to PDVSA all of Sellers’ shares of C.A. La Electricidad de Caracas (“EDC”). The agreement is dated as of February 15, 2007.  The original Agreement is in Spanish.  A convenience translation into English is filed as Exhibit 99.1 and is incorporated herein by reference to this Form 8-K.

Subject to the terms and conditions in the Agreement, PDVSA has agreed to pay Sellers a purchase price of US$739,260,000 at the closing, net of any withholding taxes.  In addition, EDC has the right to pay a dividend of up to approximately US$120,000,000 to its shareholders prior to closing.  Sellers, as owners of 82.14% of the outstanding shares of EDC, would receive up to US$98,568,000 in the dividend, following its conversion from Bolivares into U.S. Dollars, which is expected to occur within 90 days of the dividend payment date.

The Agreement provides that PDVSA will acquire Sellers’ EDC shares in a tender offer.  Subject to the terms and conditions in the Agreement, including the completion of certain due diligence, PDVSA will commence and publicly announce the commencement of concurrent tender offers in Venezuela, the United States and Spain (the “Offers”), within 30 days of the date of the Agreement, at a price per share not less than the price per share implied by the purchase price for the EDC shares owned by Sellers.  The closing of the Offers will occur no later than: (i) the expiration of the longest of the minimum periods for which the Offers are required by any applicable law to remain open, which AES believes is approximately 20 business days or (ii) the satisfaction of all conditions precedent in the transaction, which include receipt of necessary government approvals.

AES purchased a controlling interest in EDC in 2000.  EDC is the largest private electric utility in Venezuela. It is a provider of power and light to approximately one million customers in the Caracas metropolitan area. EDC also owns and operates five generation plants with a total of 2,616 MW of generation capacity. These facilities collectively represent approximately 14% of the electricity consumed in Venezuela.

2.06 Material Impairments

In connection with entry into the Agreement described in Section 8.01 above, on February 22 , 2007, management concluded that a material impairment of Sellers’ investment in EDC has occurred, which will be recorded in the first quarter ending March 31, 2007.  This material impairment represents the net realizable value of Sellers’ investment in EDC defined as the current estimated net book value at December 31, 2006 less the estimated purchase price.  Management estimates that this pre-tax, non-cash charge will be in the range of $550 to $650 million.  The impairment charge will not result in any future cash expenditures other than the payment of applicable taxes associated with the transaction.

9.01 Financial Statements and Exhibits

(d)                                 Exhibits

99.1                           Acuerdo (Agreement) among The AES Corporation and its wholly-owned subsidiary, AES Shannon Holdings BV, and Petróleos de Venezuela, S.A. (convenience translation from Spanish)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION
(Registrant)

	By:	/s/ Brian A. Miller
		Name:	Brian A. Miller
		Title:	General Counsel

Date: February 27, 2007